                     INDEPENDENT AUDITORS' CONSENT

The Board of Directors
MB Financial, Inc.:

We consent to the use of our report dated January 26, 2001, except for note 21, which is as of November 6, 2001, with respect to the consolidated financial statements of MidCity Financial Corporation, included herein.


/s/ KPMG LLP
Chicago, Illinois
November 21, 2001